Exhibit (a)(1)(K)

Amended and Restated

Offer to Purchase for Cash

5,489,914 Shares of Common Stock

(Including the Associated Preferred Share Purchase Rights)

of

Gentiva Health Services, Inc.

at

$16.00 Net Per Share

by

Kindred Healthcare Development 2, Inc.

a wholly owned subsidiary of

Kindred Healthcare, Inc.

To Our Clients:

Enclosed for your consideration are the Amended and Restated Offer to Purchase, dated July 14, 2014 (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”) and the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Amended Offer”) in connection with the offer by Kindred Healthcare Development 2, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Kindred Healthcare, Inc., a Delaware corporation (“Kindred”), to purchase 5,489,914 outstanding shares of common stock, par value $0.10 per share (the “Common Stock”), of Gentiva Health Services, Inc., a Delaware corporation (“Gentiva”), together with the associated preferred share purchase rights (the “Rights” and, together with the Common Stock, the “Shares”), at a price of $16.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. The Amended Offer amends and restates the Offer to Purchase dated June 17, 2014 (the “Original Offer to Purchase”) and the related letter of transmittal that accompanied the Original Offer to Purchase (the “Original Offer” and, as further amended and restated by the Amended Offer, the “Offer”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account. All Shares previously tendered are being returned to the tendering stockholders. Accordingly, any stockholder desiring to tender all or any portion of such stockholder’s Shares must tender or retender such stockholder’s Shares pursuant to the instructions set forth in “The Offer — Section 3 — Procedure for Tendering Shares” of the Offer to Purchase.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $16.00 per Share, net to you in cash, without interest and less any required withholding taxes.

2. The Offer, proration and withdrawal rights expire at 5:00 p.m., New York City time, on July 28, 2014, unless extended (as extended, the “Expiration Date”).

3. The Purchaser is offering to purchase 5,489,914 Shares. If less than 5,489,914 Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer, then the Purchaser will not acquire any of the Shares tendered into the Offer. If more than 5,489,914 Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer, the Purchaser will accept for payment and pay for 5,489,914 Shares tendered on a pro rata basis, adjusted by rounding down to the nearest whole number of Shares tendered by each stockholder to avoid purchases of fractional Shares. Because of the proration provisions described above, the Purchaser may not purchase all of the Shares that you tender. See “The Offer — Section 2 — Acceptance for Payment and Payment for Shares; Proration” of the Offer to Purchase.

4. The Offer is no longer subject to the Merger Agreement Condition, the Section 203 Condition or the Rights Condition (each as defined in the Original Offer to Purchase). The consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer at least 5,489,914 Shares, (ii) Kindred and Gentiva not having entered into a definitive merger agreement with respect to the acquisition of Gentiva by Kindred, (iii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and (iv) Gentiva not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or Kindred’s ability to acquire the Shares or otherwise diminishing the expected value to Kindred of the acquisition of Gentiva. The Offer is also subject to certain other conditions contained in the Offer to Purchase.

5. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any state in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such state.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, including as a result of proration, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

Instruction Form with Respect to

Amended and Restated

Offer to Purchase for Cash

5,489,914 Shares of Common Stock

(Including the Associated Preferred Share Purchase Rights)

of

Gentiva Health Services, Inc.

at

$16.00 Net Per Share

by

Kindred Healthcare Development 2, Inc.,

a wholly owned subsidiary of

Kindred Healthcare, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Amended and Restated Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”), dated July 14, 2014, and the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal”), in connection with the offer by Kindred Healthcare Development 2, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Kindred Healthcare, Inc., a Delaware corporation (“Kindred”), to purchase 5,489,914 shares of common stock, par value $0.10 per share (the “Common Stock”), of Gentiva Health Services, Inc., a Delaware corporation (“Gentiva”), together with the associated preferred share purchase rights (together with the Common Stock, the “Shares”).

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Shares*	Signature(s)

Dated , 2014	Name(s)

Address(es)

Zip Code

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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